Exhibit (a)(9)

SECTION 83(b) TAX ELECTION FORM

      The undersigned hereby makes the following tax election pursuant to Section 83(b) of the Internal Revenue Code of 1986, as amended, and Treas. Reg. Section 1.83-2, with respect to the property described below:

(1)	The taxpayer who performed the services is:

Name:

Address:

Taxpayer Id. No.:

(2)	The property with respect to which the election is being made is shares of the common stock of eLoyalty Corporation, a Delaware corporation.

(3)	The property was transferred on , 2001.

(4)	The taxable year in which the election is being made is the 2001 calendar year.

(5)	The property is subject to forfeiture if for certain reasons taxpayer’s employment with the issuer is terminated. The taxpayer becomes vested in the property in equal quarterly installments over a five-year period ending , 2007. Except for certain limited transfers to family members and trusts or limited family partnerships for the benefit of the taxpayer or other members of the taxpayer’s family, the property may not be sold, transferred or otherwise alienated or hypothecated until the restrictions are removed or lapse.

(6)	The fair market value at the time of transfer (determined without regard to any restriction other than a restriction which by its terms will never lapse) is $ per share.

(7)	The amount paid for such property is $0.00 per share.

(8)	A copy of this statement was furnished to eLoyalty Corporation, the company for whom the taxpayer rendered the services underlying the transfer of property.

(9)	This statement is executed on , 2001.

Signature of	Signature of
Taxpayer:	Spouse (if any):

This election must be filed with the Internal Revenue Service Center where the taxpayer files his or her federal income tax returns and must be made within 30 days after the grant date of the Restricted Stock Award. This filing should be sent by registered or certified mail, return receipt requested. The taxpayer should retain four copies of the completed form, two for filing with his or her federal and state tax returns for the current tax year, one for filing with eLoyalty Corporation and one for his or her records.

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